                                                                       EXHIBIT 5


================================================================================



                              PURCHASE AGREEMENT


                                BY AND BETWEEN



                            SHERIDAN ENERGY, INC.


                                     AND


                       GRAND GULF PRODUCTION, L. L. C.



                                 DATED AS OF


                              DECEMBER 31, 1997



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
                               TABLE OF CONTENTS


ARTICLE I.

         Definitions

                 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE I.

        Sale and Purchase; Closing

                 1.1      Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 1.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 1.3      Ownership, Revenues and Expenses of GGP Properties. . . . . . . . . . . . . . . . . . . . .  12
                 1.4      Certain Reassignments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE II.

        Representations and Warranties of Sheridan

                 2.1      Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.2      Corporate Power and Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 2.3      Binding Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 2.4      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 2.5      Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 2.6      SEC Documents and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 2.7      Liabilities; Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 2.8      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 2.9      Title to Properties and Assets; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 2.10     Compliance with the Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 2.11     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.12     Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.13     Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.14     Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.16     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 2.17     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 2.18     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 2.19     Intellectual Property and Other Intangible Assets . . . . . . . . . . . . . . . . . . . . .  21
                 2.20     No Public Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 2.21     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 2.22     Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 2.23     Plugging and Abandonment Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 2.24     No Material Misstatements or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE III.

        Representations and Warranties of GGP

                 3.1      Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.2      Power and Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.3      Binding Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.4      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 3.5      Consents and Preferential Purchase Rights.  . . . . . . . . . . . . . . . . . . . . . . . .  24
                 3.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 3.7      Title to Properties and Assets; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 3.8      Compliance with the Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 3.9      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 3.10     Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 3.11     Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IV.

        Covenants

                 4.1      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.2      Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.3      Operation of Business by Sheridan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.4      Operation of GGP Properties by GGP  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.5      Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 4.6      Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE V.

        Closing Conditions

                 5.1      Conditions to Obligation of GGP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.2      Conditions to Obligation of Sheridan  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VI.

        Other Provisions

                 6.1      Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.2      No Restrictions on Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.4      Business Opportunity Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.5      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                 6.6      Survival of Terms; Failure to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.7      Disclaimers of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.8      Transfer Taxes and Recording Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE VII.

        Miscellaneous

                 7.1      Amendments; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.2      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.3      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.4      Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.5      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.6      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 7.7      Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.8      Further Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.9      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.10     No Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.11     Exhibits; Schedules; Amendment of Disclosure Letter . . . . . . . . . . . . . . . . . . . .  39
                 7.12     Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                   EXHIBITS



Exhibit A - Form of Warrant Agreement
Exhibit B - Form of Assignment and Bill of Sale
Exhibit C - Form of Registration Rights Agreement

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (this "Agreement") is dated as of December 31, 1997, by and between Sheridan Energy, Inc., a Delaware corporation ("Sheridan"), and Grand Gulf Production, L.L.C., a Texas limited liability company ("GGP").

                                    RECITALS

         Sheridan desires to issue and sell to GGP, subject to the terms and conditions set forth herein, (i) 467,500 shares of Common Stock (the "Shares"), and (ii) Warrants to purchase up to 82,500 shares of Common Stock in exchange for substantially all of GGP's oil and gas properties, together with all of GGP's interest in and to personal property, equipment, fixtures and data relating thereto , including the office equipment and 3-D seismic data described in Schedule III attached hereto, LESS AND EXCEPT and GGP hereby excludes from the foregoing all 2-D seismic information, licenses and data relating to the GGP Leases, to the extent that the same is not transferable without consent, payment or penalty (collectively, the "GGP Properties").

         Simultaneously herewith, (i) Sheridan is entering into an agreement with JEDI Hydrocarbon Investments I Limited Partnership, a Delaware limited partnership ("JEDI I Partnership") (the "JEDI I Partnership/Sheridan Purchase Agreement") pursuant to which Sheridan will acquire all of JEDI I Partnership's right, title and interest in and to certain oil and gas properties, together with all personal property, equipment, fixtures and data relating thereto, including the 3-D seismic data described in Schedule III attached hereto, LESS AND EXCEPT all 2-D seismic information, licenses and data relating to the JEDI I Leases, to the extent that the same is not transferable without consent, payment or penalty, in exchange for 382,500 shares of Common Stock and warrants to purchase up to 67,500 shares of Common Stock, (ii) GGP is entering into a termination and release agreement with JEDI I Partnership (the "GGP/JEDI I Partnership Termination Agreement") pursuant to which GGP and JEDI I Partnership will terminate the Farmout Agreement and the Participation Agreement, (iii) GGP is entering into an agreement (the "GGP/JEDI Termination Agreement") with Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), pursuant to which JEDI will terminate all of the outstanding debt obligations of GGP to JEDI under the JEDI Loan Agreement in exchange for the transfer by GGP to JEDI of 467,500 shares of Common Stock and warrants to purchase up to 82,500 shares of Common Stock, (iv) JEDI will release and terminate the Lehto Guaranty Agreement pursuant to the GGP/JEDI Termination Agreement, (v) BBU Mezzanine Fund II, a California limited partnership ("BBU II") is entering into a sharing agreement with JEDI (the "Sharing Agreement") pursuant to which BBU II and JEDI will agree to the sharing of proceeds from the sale of certain shares of Common Stock and warrants of Sheridan transferred to JEDI by GGP, (vi) BBU II and GGP are entering into an agreement (the "BBU II/GGP Termination Agreement") pursuant to which BBU II will terminate the BBU II/GGP Loan Agreement (vii) BBU Mezzanine Fund, a California limited partnership ("BBU"), BBU II, AmPac Oil & Gas, Inc., a Texas corporation ("AmPac") and GGP are entering into an agreement (the

"BBU/AmPac Termination Agreement") pursuant to which the BBU/AmPac Letter Agreement will be terminated and (viii) BBU II and AmPac are entering into an agreement (the "BBU II/AmPac Termination Agreement") pursuant to which the BBU II/AmPac Loan Agreement will be terminated.

         It is the desire of Sheridan and GGP that the transactions contemplated by this Purchase Agreement, the JEDI I Partnership/Sheridan Purchase Agreement, the GGP/JEDI I Partnership Termination Agreement, the GGP/JEDI Termination Agreement, the Sharing Agreement, the BBU/AmPac Termination Agreement and the BBUII/GGP Termination Agreement shall close simultaneously in accordance with the terms and conditions set forth herein and therein.


                                   AGREEMENTS

         In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                               ARTICLE ARTICLE I.


                                  DEFINITIONS

          1.1 DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

                 "AFFILIATE" as applied to any specified Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of equity of any class or classes of such Person in any election of directors (or Persons performing similar functions) of such Person. For purposes of this Agreement all executive officers and directors of a Person shall be deemed to be Affiliates of such Person. For purposes of this Agreement (i) all executive officers and directors of a Person shall be deemed to be Affiliates of such Person, (ii) for avoidance of doubt, Enron Corp. and its Affiliates shall be deemed to be Affiliates of JEDI I Partnership, (iii) Sheridan and its Subsidiaries shall not be considered Affiliates of JEDI I Partnership or its Affiliates, and (iv) JEDI I Partnership and its Affiliates shall not be considered Affiliates of Sheridan and its Subsidiaries.

                 "ASSIGNMENT" means the Assignment and Bill of Sale in the form of Exhibit B hereto.

                 "AMPAC" shall have the meaning assigned to such term in the recitals.

                 "BBU" shall have the meaning assigned to such term in the recitals.

                 "BBU/AMPAC LETTER AGREEMENT" means that certain letter agreement, dated October 3, 1994, among BBU, BBU II, AmPac and GGP.

                 "BBU/AMPAC TERMINATION AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "BBU II" shall have the meaning assigned to such term in the recitals.

                 "BBU II/GGP TERMINATION AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "BBU II/AMPAC LOAN AGREEMENT" means that certain Term Credit Agreement, dated as of October 30, 1992, between AmPac and BBU II, as amended by that certain First Amendment to Term Credit Agreement, dated effective as of December 1, 1994, between AmPac and BBU II.

                 "BBU II/GGP LOAN AGREEMENT" means that certain Loan Agreement, dated October 3, 1994, between BBU II and GGP, as amended by (i) that certain Amendment to Loan Agreement and Rights Agreement, dated effective as of February 23, 1995, between BBU II and GGP and (ii) that certain Second Amendment to Loan Agreement, dated effective May 3, 1995, between BBU II and GGP.

                 "CAPITALIZED LEASE OBLIGATIONS" means all payment obligations arising under any lease of property which, in accordance with GAAP, would be capitalized on Sheridan's or any of its Subsidiary's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should, in accordance with GAAP, be disclosed in a note to such balance sheet.

                 "CHARTER" means, for any Person, such Person's certificate of incorporation, articles of incorporation or other organizational documents, as the same may be amended.

                 "CLAIMS" shall have the meaning assigned to such term in
         Section 7.5(b).

                 "CLOSING" shall have the meaning assigned to such term in
         Section 2.2.

                 "CLOSING DATE" shall have the meaning assigned to such term in
         Section 2.2.

                 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder, and any successor statute.

                 "COMMISSION" shall have the meaning assigned to such term in
         Section 3.6.

                 "COMMON STOCK" means the common stock, par value $.01 per share, of Sheridan.

                 "CONSOLIDATED" refers to the consolidation of financial statements in accordance with GAAP.

                 "ECT" means Enron Capital & Trade Resources Corp.

                 "ECT PURCHASE AGREEMENT" means that Stock Purchase Agreement dated November 28, 1997 between Sheridan and ECT.

                 "EFFECTIVE DATE" means September 1, 1997.

                 "ENVIRONMENTAL LAWS" means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the Person identified conducts business or at any time has conducted business, or where any of its properties or operations are located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Hazardous Materials Transportation Act, as amended, the Outer Continental Shelf Lands Act, as amended, the Coastal Zone Management Act, as amended, and other environmental conservation or protection laws. The terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which any property or operation is located has established a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with Sheridan or a Subsidiary of Sheridan would be deemed to be a "single employer" within the meaning of
         Section 4001 of ERISA.

                 "EXCHANGE ACT" shall have the meaning assigned to such term in
         Section 3.6.

                 "EXISTING LAWSUIT" means the pending cause of action described in Section 4.6 of the GGP Disclosure Letter.

                 "FARMOUT AGREEMENT" means that certain letter agreement, dated September 19, 1997, among JEDI, JEDI I Partnership and GGP.

                 "GAAP" means generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied.

                 "GGP" shall have the meaning assigned to such term in the recitals.

                 "GGP DISCLOSURE LETTER" means that certain disclosure letter of even date herewith delivered to Sheridan by GGP relating to GGP's disclosure in connection with its representations and warranties hereunder.

                 "GGP ENCUMBRANCES" means any of the following matters:

                 (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to GGP its interests in any of the GGP Properties;

                 (b) any (i) undetermined or inchoate Liens constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the GGP Properties or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein, excluding any Liens for borrowed money, and (ii) statutory Liens (including materialman's, mechanics', repairman's, mineral contractor's or mineral sub-contractor's and similar Liens), to the extent not shown in the applicable public records, and operators' Liens, in each case arising in the ordinary course of business (x) that GGP has agreed to assume or pay pursuant to the terms hereof, (y) for which GGP is responsible for paying or releasing at Closing, or (z) for which Sheridan has agreed to assume or pay pursuant to the terms hereof;

                 (c) any Liens for taxes not yet due and payable or, if due and payable, to the extent being contested in good faith by appropriate proceedings;

                 (d) any Liens created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to GGP its interests in the GGP Properties;

                 (e) any obligations or duties affecting the GGP Properties to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any Governmental Authority;

                 (f) any (i) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by GGP or over which GGP owns rights-of-way, easements, permits or licenses;

                 (g) all lessors' royalties, overriding royalties, net profits interests (other than those granted to JEDI, which net profits interest shall be reconveyed to GGP at or prior to Closing); carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the date hereof that do not operate to reduce the Net Revenue Interests of GGP in the GGP Wells described in Schedule II;

                 (h) preferential rights to purchase or similar agreements;

                 (i) required third party consents to assignments or similar agreements;

                 (j) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

                 (k) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements (but only to the extent Sheridan and GGP have agreed on, and/or balanced up, any imbalances pursuant thereto); processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; tax partnership agreements (but only if there is currently, and at the Closing Date, no capital account deficit which would be required to be made up, in whole or in part, upon liquidation or termination); and any and all other agreements that are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom; and

                 (l) all defects and irregularities affecting the GGP Properties which individually or in the aggregate do not operate to reduce the Net Revenue Interests of GGP in the GGP Wells described in
         Schedule II, increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of GGP in the

         GGP Wells described in Schedule II, or otherwise interfere materially with the operation, value or use of the GGP Properties, taken as a whole.

                 "GGP/JEDI I PARTNERSHIP TERMINATION AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "GGP/JEDI TERMINATION AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "GGP LEASES" means the leases described in Schedule 1-A and
         Schedule 1-B.

                 "GGP MATERIAL ADVERSE EFFECT" means any change or event that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on (a) the GGP Properties, taken as a whole, (b) the ability of GGP to meet its obligations under this Agreement or the Operative Documents to which it is a party, or
         (c) the consummation of the transactions contemplated hereby; provided, however, that any change or event resulting from (i) changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products, or (ii) changes in general economic conditions, including general stock market conditions and interest rate changes or (iii) the adverse determination of any pending litigation disclosed in the GGP Disclosure Letter shall not constitute a GGP Material Adverse Effect.

                 "GGP PROPERTIES" shall have the meaning assigned to such term in the recitals.

                 "GGP WELLS" means the wells located on the GGP Leases described in Schedule 2.

                 "GOOD TITLE" means that, subject to and except for the GGP
         Encumbrances:

                 (a) GGP is (i) entitled to receive not less than the percentage set forth in Schedule II hereto as the "Net Revenue Interest" of all hydrocarbons produced, saved and marketed from the GGP Wells listed in Schedule II to which such interest corresponds, all without reduction throughout the duration of the life of such well, except as specifically set forth in Schedule II, and (ii) obligated to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such well, not greater than the "Working Interest" shown in Schedule II with respect to such well, without increase throughout the duration of the life of such well, except as specifically set forth in Schedule II; and

                 (b) the title of GGP is free and clear of all liens, encumbrances and material defects.

                 "GOVERNMENTAL AUTHORITY" means any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

                 "GOVERNMENTAL REQUIREMENT" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including but not limited to any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

                 "INDEBTEDNESS" means, with respect to any Person, the principal of, premium, if any, and interest on: (a) indebtedness for money borrowed from others whether or not evidenced by notes, bonds, debentures or otherwise; (b) indebtedness of another Person guaranteed, directly or indirectly, in any manner by such Person, including, without limitation, through an agreement, contingent or otherwise, (i) to purchase or pay any such indebtedness, (ii) to advance or supply funds for the purchase or payment of such indebtedness, (iii) to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling such other Person to make payment of such indebtedness or to assure the owners of the indebtedness against loss, or (iv) to maintain working capital, equity capital or other financial condition of such other Person so as to enable it to pay such indebtedness; (c) all indebtedness secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of Sheridan, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; (e) all obligations of such Person issued or assumed for the deferred purchase price of property or services, including all trade credit, to the extent such obligations have remained outstanding in excess of sixty days; (f) Capitalized Lease Obligations and the present value of all future lease payments under a lease other than Capitalized Lease Obligations;
         (g) all unfunded post-retirement and post-employment benefits including, without limitation, unfunded pension liabilities; (h) mandatory redemption or mandatory dividend rights on ordinary shares (or other equity); (i) obligations of discontinued businesses that are subsumed within the single-sum amount of the net assets of the discontinued operations being held for sale, and (j) all obligations of such Person under or with respect to letters of credit.

                 "INTERIM BALANCE SHEET" shall have the meaning assigned to such term in Section 3.6(a).

                 "INTERMEDIARY" shall have the meaning assigned to such term in
         Section 7.1.

                 "JEDI" shall have the meaning assigned to such term in the recitals.

                 "JEDI I PARTNERSHIP" shall have the meaning assigned to such term in the recitals.

                 "JEDI I PARTNERSHIP/SHERIDAN PURCHASE AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "JEDI LOAN AGREEMENT" means that certain Loan Agreement, dated May 3, 1995, between GGP and JEDI, as amended by (i) that certain First Amendment and Supplement to Loan Agreement, dated effective January 1, 1996, between GGP and JEDI and (ii) that certain Second Amendment and Supplement to Loan Agreement, dated January 23, 1997, between GGP and JEDI.

                 "KNOWLEDGE" or "KNOWN" means with respect to Sheridan, those individuals listed in Section 1.1 of the Sheridan Disclosure Letter and with respect to GGP, those individuals listed in Section 1.1 of the GGP Disclosure Letter, in each case, individually or collectively, have conducted such investigations and inquiries as they reasonably believe to be most likely to confirm the truth and accuracy of the matter being represented and warranted (or have caused such investigations and inquiries to be made under their supervision) and, after evaluating the findings of such investigation and inquiries either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason to believe that the matter being represented and warranted is not true and accurate.

                 "LEHTO GUARANTY AGREEMENT" means that certain Guaranty Agreement, dated January 23, 1997, executed by Donald K. Lehto in favor of JEDI.

                 "LIEN" means, with respect to any Person, any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance of every kind.

                 "OPERATIVE DOCUMENTS" means this Agreement, the Warrant Agreement, the Warrant Certificate, the Assignment (including the warrant agreement and warrant certificates referred to therein), and the Registration Rights Agreement.

                 "PARTICIPATION AGREEMENT" means that certain Participation Agreement, dated February 27, 1995, between GGP and JEDI I Partnership, as amended by that certain First Amendment to Participation Agreement, dated January 1, 1996, between GGP and JEDI I Partnership.

                 "PERMITS" means all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of such Person as currently conducted and as proposed to be conducted after the Closing.

                 "PERMITTED LIENS" means (a) Liens for taxes not yet due and payable, (b) statutory Liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar Liens) and operators' Liens, in each case arising in connection with the ordinary course of business securing payments not yet due and payable, (c) Liens created pursuant to or under the Sheridan Senior Credit Facility and (d) such imperfections or irregularities of title, if any, as (i) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (ii) do not and will not materially interfere with either the present or intended use of such property, and (iii) do not and will not, individually or in the aggregate, materially interfere with the conduct of Sheridan's or its Subsidiaries current or proposed operations.

                 "PERSON" means an individual or individuals, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other form of legal entity, or a Governmental Authority.

                 "PLAN" shall have the meaning assigned to such term in Section 3.12(a)(i).

                 "PROPERTIES EXPENSES" means all costs and expenses (including royalties, production taxes, capital expenditures, lease operating expenses and overhead) paid by GGP that are (x) attributable to the GGP Properties, and (y) attributable to the period of time from and after the Effective Date including one-third of the ad valorem taxes for 1997.

                 "PROPERTIES REVENUES" means the amount of all proceeds actually received by GGP that are (x) attributable to the GGP Properties, and (y) attributable to the period of time from and after the Effective Time.

                 "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit C hereto.

                 "SEC DOCUMENTS" shall have the meaning assigned to such term in Section 3.6.

                 "SECURITIES ACT" shall have the meaning assigned to such term in Section 3.6.

                 "SERIES A PREFERRED STOCK" means the Series A Preferred Stock of Sheridan issued to ECT pursuant to the ECT Purchase Agreement.

                 "SHARES" shall have the meaning assigned to such term in
         Section 2.1.

                 "SHARING AGREEMENT" shall have the meaning assigned to such term in the recitals.

                 "SHERIDAN DISCLOSURE LETTER" means that certain disclosure letter of even date herewith delivered to GGP by Sheridan relating to Sheridan's disclosures in connection with its representations and warranties hereunder.

                 "SHERIDAN MATERIAL ADVERSE EFFECT" means any change or event that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of Sheridan and its Subsidiaries on a Consolidated basis, (b) the ability of Sheridan to meet its obligations under this Agreement or the Operative Documents to which Sheridan is a party, or (c) the consummation of the transactions contemplated hereby; provided, however, that any change or event resulting from (i) changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products, (ii) changes in general economic conditions, including general stock market conditions and interest rate changes or (iii) the adverse determination of any pending litigation disclosed in the Sheridan Disclosure Letter shall not constitute a Sheridan Material Adverse Effect.

                 "SHERIDAN SENIOR CREDIT FACILITY" means that certain First Amended and Restated Credit Agreement dated as of September 30, 1997 by Sheridan, as the borrower and Bank One Texas, N.A., as the lender.

                 "SUBSIDIARY" means, as to any Person, any corporation, company, association, partnership, limited liability company or other business entity of which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries.

                 "WARRANT AGREEMENT" means the Warrant Agreement to be executed by Sheridan and GGP, in the form of Exhibit A hereto, as the same may be amended, supplemented, or otherwise modified from time to time.

                 "WARRANT CERTIFICATE" means the certificate evidencing Warrants, in the form of Exhibit A to the Warrant Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.

                 "WARRANTS" means the Common Stock purchase warrants described in the Warrant Agreement.

                 "WARRANT SHARES" means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

                                   ARTICLE I.


                           SALE AND PURCHASE; CLOSING

         1.1 SALE AND PURCHASE. Subject to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations, warranties, and covenants of the parties set forth herein or in any document delivered pursuant hereto, at the Closing (i) Sheridan agrees to deliver to GGP, and GGP agrees to accept, 467,500 shares of Common Stock (the "Shares") and, pursuant to the terms of the Warrant Agreement, Warrants to purchase 82,500 shares of Common Stock for $5.50 per share and (ii) GGP agrees to deliver to Sheridan, and Sheridan agrees to accept, all of GGP's right, title and interest in and to the GGP Properties.


         1.2 CLOSING. The closing of the exchange of the Shares and the Warrants for the GGP Properties by the parties (the "Closing") will occur on or before December 31, 1997, or on such other date as may be agreed by the parties (the "Closing Date"), at the offices of Vinson & Elkins L.L.P. At the Closing,
(i) Sheridan will deliver to GGP (or its designee) the Shares, duly executed and registered in the name of GGP or its designee (such shares bearing the appropriate legend agreed to by the parties), and the Warrant Agreement and the Warrant Certificates, (ii) GGP will deliver to Sheridan the Assignment covering the GGP Properties and (iii) each of Sheridan, GGP, JEDI I Partnership and ECT shall execute and deliver the Registration Rights Agreement; and (iv) GGP shall deliver such letters in lieu or similar documents as Sheridan shall reasonably request in order to reflect the transfer of the GGP Properties.


         1.3    OWNERSHIP, REVENUES AND EXPENSES OF GGP PROPERTIES. (a)
Subject to the other provisions of this Agreement, including without limitation the indemnification provisions hereof, GGP shall be entitled to all of the rights of ownership (including, without limitation, the right to all production including proceeds of production and other proceeds) and shall be responsible for costs and expenses attributable to the GGP Properties for the period of time prior to the Effective Date. Subject to the other provisions of this Agreement, Sheridan shall be entitled to all of the rights of ownership (including, without limitation, the right to all production including all proceeds of production and other proceeds), and shall be responsible for costs and expenses attributable to the GGP Properties for the period of time from and after the Effective Date.

         (b) Notwithstanding anything herein to the contrary, including the provisions of Section 2.3(a) hereof, (i) GGP shall not be responsible for (and Sheridan hereby assumes) any plugging and abandonment costs attributable to the Georgia-Pacific Well #1, (ii) Sheridan shall be responsible for twenty-five percent (25%) of GGP's general and administrative expenses for the period commencing on September 1, 1997 and ending on December 31, 1997, (iii) GGP shall not be responsible for (and Sheridan hereby assumes) costs in excess of $7,500 relating to repairs of pipeline right-of- way(s) on those GGP Leases under which either John Barton, Sr., et al. or Ridge Road Land Company Ltd., et al. is the lessor thereunder and (iv) Sheridan hereby assumes fifty percent (50%) of the delay rental costs attributable to the Wilcox prospects for the period commencing on September 1, 1997 and ending on December 31, 1997.

         (c) At Closing, GGP shall prepare, and shall furnish to Sheridan, an accounting statement setting forth an estimate of the Properties Revenues and the Properties Expenses. To the extent that the Properties Revenues exceed the Properties Expenses, GGP shall pay to Sheridan the amount by which the Properties Revenues exceed the Properties Expenses at the Closing. To the extent that the Properties Expenses exceed the Properties Revenues, Sheridan shall pay to GGP the amount by which the Properties Expenses exceed the Properties Revenues at the Closing.

         (d) Promptly after the Closing Date (but not later than 120 days thereafter), Sheridan shall prepare, and shall furnish to GGP, a final accounting statement setting forth the actual amounts provided in Section 2.3(a). As soon as reasonably practicable thereafter (but not later than 30 days thereafter), GGP shall deliver to Sheridan a written report containing any changes that GGP proposes be made to such statement. The parties shall undertake to agree on the final adjustment amount, and such final adjustment amount shall be paid by GGP or Sheridan, as appropriate, not later than 180 days after the Closing Date. During said 180 day period, either party may at its own expense audit the other party's books, accounts and records relating to production proceeds, operating expenses and taxes paid that may have been adjusted on account of this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited party.


         1.4    CERTAIN REASSIGNMENTS.  If the consent described in
Section 4.5 of the GGP Disclosure Letter with respect to that certain Oil, Gas and Mineral Lease dated February 1, 1990 between Joseph T. Howell et al, as Lessor, and Grand Gulf Production, L.L.C., as Lessee, and recorded under Entry 121809, Book H-8 covering the J. Howell Estate 62 #1 and J. Howell Estate 62 #3 has not been received by August 1, 1998, Sheridan may require, upon written notice to GGP, a reassignment by GGP of 46,750 Shares and 8,250 Warrants. Upon receipt of such notice, GGP shall assign to Sheridan 46,750 Shares endorsed in blank or accompanied by duly executed assignment documents and 8,250 Warrants accompanied by duly executed assignment documents and Sheridan shall reassign to GGP the GGP Leases affected by such consents. Such assignments must be made not later than November 1, 1998. In the event that the stock certificates representing the Shares contain a restrictive legend referring to this Section 2.4, then upon the request of GGP or its assignee after the receipt of the consent referenced in this Section 2.4 or the execution and delivery of assignments referred to herein (whichever is earlier), Sheridan agrees to cause new stock certificate(s) evidencing the Shares (less any Shares reassigned to Sheridan pursuant to this Section 2.4) to be issued to GGP or its assignee without such restrictive legend.

                                  ARTICLE II.


                   REPRESENTATIONS AND WARRANTIES OF SHERIDAN

         Sheridan represents and warrants to GGP as follows:

         2.1 CORPORATE EXISTENCE. Sheridan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sheridan has full corporate power and authority to conduct its business as it is now being conducted and to own, operate and lease the properties and assets it currently owns, operates and holds under lease. Sheridan is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary, except where the failure to be so qualified would not have a Sheridan Material Adverse Effect. On or before the date hereof Sheridan has delivered to GGP's counsel true and complete copies of Sheridan's Certificate of Incorporation and bylaws, together with all amendments thereto. No other amendments to Sheridan's Certificate of Incorporation have been approved by the Board of Directors or stockholders of the Corporation or filed with the Delaware Secretary of State.


         2.2 CORPORATE POWER AND AUTHORIZATION. Sheridan is duly authorized and empowered to issue the Shares, the Warrants and the Warrant Shares, and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby and thereby. All action on Sheridan's part requisite for the due issuance of the Shares and the Warrants and for the due execution, delivery, and performance of this Agreement and the other Operative Documents to which Sheridan is a party has been duly and effectively taken. The execution and delivery of this Agreement and the other Operative Documents to which Sheridan is a party and the consummation of the transactions to be performed by Sheridan hereby and thereby have been duly and validly authorized by all necessary action on the part of the Board of Directors of Sheridan, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement or the other Operative Documents to which Sheridan is a party by Sheridan or to consummate the transactions to be performed by Sheridan hereby and thereby.


         2.3 BINDING OBLIGATIONS. This Agreement and the other Operative Documents to which Sheridan is a party, when executed and delivered, shall each constitute a legal, valid and binding obligation of Sheridan enforceable in accordance with its respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. When issued to GGP at the Closing upon Sheridan's receipt of the Assignment, (i) the Shares will be validly issued, fully paid and nonassessable and free and clear of any Liens, and (ii) the Warrants will be validly issued and free and clear of any Liens. When issued and paid for in accordance with the terms of the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and nonassessable and free and clear of any Liens.


         2.4 NO VIOLATION. The execution and delivery of this Agreement or any of the other Operative Documents to which Sheridan is a party, the consummation of the transactions provided for herein and therein and contemplated hereby and thereby, and the fulfillment by Sheridan of the terms hereof and thereof, will not (a) conflict with or result in a breach of any provision of the Charter or bylaws or other organizational document of Sheridan or any of its Subsidiaries, (b) except for consents described in Section 3.5 of the Sheridan Disclosure Letter, result in any default or in any material modification of the terms of any material contract, agreement, obligation, commitment applicable to Sheridan or its Subsidiaries, or the creation of any Lien upon any of the properties or assets owned by Sheridan or any of its Subsidiaries, (c) except for consents described in Section 3.5 of the Sheridan Disclosure Letter, require any consent or approval (which has not been obtained or waived) under any Permit or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or material instrument or material obligation to which Sheridan or any of its Subsidiaries is a party or by which Sheridan or any of its Subsidiaries may be bound, or (d) violate any Governmental Requirement or Permit applicable to Sheridan or any of its Subsidiaries, except in the case of subparagraphs (b), (c) and (d) above where any such default, modification, consent, approval or violation that would not have a Sheridan Material Adverse Effect.


         2.5 CONSENTS. Except as set forth in Section 3.5 of the Sheridan Disclosure Letter, all consents, approvals, qualifications, orders or authorizations of, or filings with, any Governmental Authority, and all consents under any contracts, agreements, or instruments by which Sheridan or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, and required in connection with Sheridan's valid execution, delivery, or performance of this Agreement and the other Operative Documents to which Sheridan is a party, and the consummation of the transactions contemplated hereby and thereby has been obtained or made, except where the failure to have obtained or made such consents, approvals, qualifications, orders, authorizations or filings would not have a Sheridan Material Adverse Effect.


         2.6 SEC DOCUMENTS AND FINANCIAL STATEMENTS. (a) Sheridan and its predecessor, TGX Corporation ("TGX"), have filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by them since January 1, 1994 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Sheridan and TGX included in the SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the Consolidated financial position of Sheridan or TGX, as the case may be, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Consolidated balance sheet for Sheridan included in its quarterly report on Form 10-Q dated September 30, 1997 is referred to herein as the "Interim Balance Sheet".

         (b) Since September 30, 1997, there has been no Sheridan Material Adverse Effect with respect to Sheridan.

         2.7 LIABILITIES; INDEBTEDNESS. Except for liabilities incurred in the ordinary course of business and that would not, individually or in the aggregate, have a Sheridan Material Adverse Effect, Sheridan and its Subsidiaries do not have liabilities, direct or contingent (including but not limited to liability with respect to any Plan or, to Sheridan's knowledge, any Environmental Law) other than those provided for in the Interim Balance Sheet or disclosed in Section 3.7 of the Sheridan Disclosure Letter or the borrowings under the Sheridan Senior Credit Facility or in connection with the Series A Preferred Stock. Except as would not have a Sheridan Material Adverse Effect, Sheridan and its Subsidiaries have no Indebtedness other than (a) the Series A Preferred Stock, (b) the Indebtedness disclosed in Section 3.7 of the Sheridan Disclosure Letter and (c) the borrowings under the Sheridan Senior Credit Facility.


         2.8 LITIGATION. Except as disclosed in Section 3.8 of the Sheridan Disclosure Letter, there is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of Sheridan, threatened against Sheridan or any of its Subsidiaries or any material property of Sheridan or any Subsidiary thereof before any Governmental Authority (i) which challenges the validity of this Agreement or any of the Operative Documents to which Sheridan is a party, or (ii) which, if adversely determined, would have a Sheridan Material Adverse Effect.


         2.9 TITLE TO PROPERTIES AND ASSETS; LEASES. (a) Except as set forth in Section 3.9 of the Sheridan Disclosure Letter or as would not have a Sheridan Material Adverse Effect, Sheridan or its Subsidiaries has defensible title to (i) all of its properties and assets (real and personal, tangible and intangible) reflected on the Interim Balance Sheet, and (ii) as of the Closing Date, all properties acquired by Sheridan or its Subsidiaries after December 1, 1997, in each case free and clear of all liens except the Permitted Liens. All equipment owned by Sheridan or its Subsidiaries which is necessary to the business of Sheridan or its Subsidiaries is in good condition and repair (ordinary wear and tear excepted), except where the failure to be in good condition and repair would not have a Sheridan Material Adverse Effect.

         (b) Except as set forth in Section 3.9 of the Sheridan Disclosure Letter, the oil and gas leases in which Sheridan or its Subsidiaries own an interest (i) have been maintained according to their terms and in compliance with all material agreements to which such oil and gas leases are subject, except where the failure to be so maintained or any noncompliance therewith would not have a Sheridan Material Adverse Effect, and (ii) are in full force and effect, except where the failure to be in full force and effect would not have a Sheridan Material Adverse Effect.

         (c) All royalties, overriding royalties, compensatory royalties and other payments due with respect to the oil and gas properties of Sheridan and its Subsidiaries have been properly and correctly paid, except where the failure to make such payment would not have a Sheridan Material Adverse Effect.


         2.10 COMPLIANCE WITH THE LAW. Except with respect to environmental matters (which are exclusively covered by Section 3.18), neither Sheridan nor any of its Subsidiaries (i) is in violation of any Governmental Requirement or
(ii) has failed to obtain any Permit, necessary to the ownership of any of their respective properties or the conduct of their respective business, except where a violation or failure would not have a Sheridan Material Adverse Effect.


         2.11 TAXES. Sheridan and its Subsidiaries (i) have filed all tax returns and reports ("Tax Returns") required to be filed by or with respect to Sheridan or any of its Subsidiaries, (ii) have included all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, and (iii) have paid all taxes, assessments, fees, imposts, duties or other charges, including any interest and penalties, (all collectively referred to herein as "Taxes") due with respect to such Tax Returns. There is no claim against Sheridan or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Sheridan or any of its Subsidiaries which would have a Sheridan Material Adverse Effect.


         2.12 EMPLOYEE BENEFIT MATTERS. (a) Definitions. Where the following words and phrases appear in this Agreement, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

                (i) Plan: Each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, but not limited to, any employee benefit plan that may be exempt from some or all of the provisions of ERISA, which is sponsored, maintained, or contributed to by Sheridan or any of its Subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of Sheridan or any of its Subsidiaries, or has been so sponsored, maintained or contributed to since 1974.

                (ii) Benefit Program or Agreement: Each personnel policy, stock option plan, collective bargaining agreement, workers' compensation agreement or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding, which is not described in Section 3.12(a)(i) and which is sponsored, maintained, or contributed to by Sheridan or any of its Subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of Sheridan or any of its Subsidiaries, or has been so sponsored, maintained, or contributed to since 1974.

                (iii) Benefit Plans: Collectively, the Plans and Benefit Programs or Agreements.

         (b)     Employee Benefit Plan Compliance.

                (i) Neither Sheridan nor any corporation, trade, business, or entity under common control with Sheridan, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA, ("Commonly Controlled Entity") contributes to or has an obligation to contribute to, nor has Sheridan or any Commonly Controlled Entity at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA; and

                (ii) All obligations, whether arising by operation of law or by contract, required to be performed in connection with the Benefit Plans have been performed, and there have been no defaults, omissions, or violations by any party with respect to any Benefit Plan or law applicable thereto.

                (iii)    Each Plan that is intended to be qualified under
         Section 401(a) of the Code (A) satisfies the requirements of such Section, (b) has received a favorable determination letter from the Internal Revenue Service ("IRS") regarding such qualified status and covering amendments required under the Tax Reform Act of 1986 ("TRA '86"), the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, the final nondiscrimination regulations under Section 401(a)(4) of the Code, and all other amendments required to be filed within the TRA '86 remedial amendment period described in Internal Revenue Procedure 95-12 (the "TRA '86 Amendments") (or the TRA '86 Amendments to such Plans have been timely made and filed with the IRS for such a determination letter), and (C) has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status.

         (c) NO ADDITIONAL RIGHTS OR OBLIGATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Sheridan or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any Benefit Plan than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Benefit Plan.

         (d) NO ADDITIONAL SEVERANCE. Except as set forth in Section 3.12(d) of the Sheridan Disclosure Letter, neither Sheridan nor any of its Subsidiaries is a party to any agreement, nor has Sheridan or any of its Subsidiaries established any policy or practice requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for Sheridan upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

         (e) NO EXCESS PARACHUTE PAYMENTS. In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.


         2.13 INVESTMENT COMPANY ACT. Neither Sheridan nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.


         2.14 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Sheridan nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.


         2.15 NO RESTRICTIONS ON AFFILIATES. Neither Sheridan nor any of its Subsidiaries is a party to any agreement that would purport to impose restrictions or limitations on GGP or any of its Affiliates.


         2.16 CAPITALIZATION. The authorized capital stock of Sheridan consists of (i) 20,000,000 shares of Common Stock, of which 5,881,471 shares are issued and outstanding and an additional 450,000 shares are reserved for issuance under the Sheridan 1997 Flexible Incentive Plan and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares of Series A Preferred Stock are issued and outstanding and an additional 900,000 shares of Series A Preferred Stock are reserved for issuance as dividends to holders of Series A Preferred Stock of Sheridan. Section 3.16 of the Sheridan Disclosure Letter sets forth the name and address of each person known to Sheridan to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. Except as set forth in Section 3.16 of the Sheridan Disclosure Letter and except for up to 450,000 shares of Common Stock reserved for issuance upon purchases of shares of Common Stock under the Sheridan 1997 Flexible Incentive Plan, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights to purchase or acquire, or securities convertible into or exchangeable for, any capital stock of Sheridan or its Subsidiaries. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.


         2.17 SUBSIDIARIES. (a) Section 3.17 of the Sheridan Disclosure Letter contains (except as noted therein) a complete and correct list of Sheridan's Subsidiaries and joint ventures, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Sheridan and each other Subsidiary. Except for the Subsidiaries, Sheridan does not own, directly or indirectly, any interest or investment in any corporation, association, joint venture, partnership, limited liability company or other business organization, firm or enterprise of any character, other than interests under any joint operating agreement of oil and gas property that expressly provides the relationship of the parties created by such agreement is not intended to render the parties thereto liable as partners. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification necessary.

         (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Section 3.17 of the Sheridan Disclosure Letter as being owned by Sheridan and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by Sheridan or such other Subsidiaries free and clear of any Liens (except as otherwise disclosed in Section 3.17 of the Sheridan Disclosure Letter).

         (c) No Subsidiary of Sheridan is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to Sheridan or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.


         2.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.18 of the Sheridan Disclosure Letter:

         (a) to the knowledge of Sheridan and its Subsidiaries, the properties and operations of Sheridan and its Subsidiaries are not in violation of any Environmental Laws or any order or requirement of any court or Governmental Authority to the extent pertaining to health or the environment, except where a violation would not have a Sheridan Material Adverse Effect, nor are there any conditions existing on such property or resulting from operations thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law, except for any condition that would not have a Sheridan Material Adverse Effect;

         (b) without limitation of Section 3.18(a) above, Sheridan and its Subsidiaries are not subject to any pending or, to the knowledge of Sheridan, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law;

         (c) except as would not have a Sheridan Material Adverse Effect, to the knowledge of Sheridan all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Sheridan and its Subsidiaries under any Environmental Law, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Sheridan and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

         (d) except as would not have a Sheridan Material Adverse Effect, all hazardous substances or solid wastes generated by or as a result of operations on properties owned by Sheridan and its Subsidiaries and requiring disposal have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under applicable Environmental Laws, and, to the knowledge of Sheridan, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

         (e) except as would not have a Sheridan Material Adverse Effect, to the knowledge of Sheridan there are no asbestos-containing materials on or in any property owned or used by Sheridan and its Subsidiaries, and there are no storage tanks or similar containers exceeding 55 gallons in size on or under any such properties from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment;

         (f) without limiting the foregoing, to the knowledge of Sheridan there is no material liability (accrued or contingent) to any non-governmental third party in tort or under common law in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum, petroleum products, and oil and gas exploration and production wastes into the environment as a result of operations conducted on its properties; and

         (g) Section 3.18 of the Sheridan Disclosure Letter also separately lists for Sheridan and each Subsidiary any and all Claims against or affecting it and relating to the release, discharge or emission or any hazardous substance, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment or to the noncompliance with any notices, permits, licenses, consent decrees or other authorization and the disposition of each such Claim. With respect to each such pending or prior matter, Section 3.18 of the Sheridan Disclosure Letter hereto lists the date of the Claim, the claimant or investigating agency, the nature and a brief description of the matter, the damages claimed or relief sought, and the status or outcome of the matter. Except as set forth on
Section 3.18 of the Sheridan Disclosure Letter, neither Sheridan nor any Subsidiary has received any written notice that it is a potentially responsible party under any Environmental Laws.


         2.19 INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS. Sheridan and its Subsidiaries (i) own or have the right to use, free and clear of all Liens, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "Intellectual Property") used and sufficient for use in the conduct of its business, without infringing upon or violating any right, Lien, or claim of others, and (ii) except as described in Section 3.19 of the Sheridan Disclosure Letter, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.


         2.20 NO PUBLIC OFFER. Neither Sheridan nor anyone acting on its behalf has offered to any Person securities of Sheridan, nor any part thereof, nor any instruments convertible, exercisable, or exchangeable into such securities, or has solicited from any Person any offer to acquire the same, in a manner so as to make the transactions contemplated by this Agreement not exempt from the registration requirements of Section 5 of the Securities Act.


         2.21 INSURANCE. Sheridan has previously provided to GGP true and complete copies of all of Sheridan's and its Subsidiaries' insurance policies. Sheridan has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. Sheridan has not received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened.

         2.22 CERTAIN TRANSACTIONS. Except for the Series A Preferred Stock and except as set forth on Section 3.22 of the Sheridan Disclosure Letter, (a) neither Sheridan nor any of its Subsidiaries is indebted directly or indirectly to any of its officers, directors or stockholders or to their respective spouses or children in any amount whatsoever, (b) none of such officers, directors or stockholders, or any members of their immediate families, are indebted to Sheridan or any of its Subsidiaries, and (c) no officer, director or stockholder, or any member of his immediate family, has a direct or indirect financial interest in any material contract with Sheridan or any of its Subsidiaries.


         2.23   PLUGGING AND ABANDONMENT OBLIGATIONS.  Except as set forth in
Section 3.23 of the Sheridan Disclosure Letter or as would not have a Sheridan Material Adverse Effect, there is no well located upon any property owned by Sheridan or its Subsidiaries that Sheridan or its Subsidiaries is currently obligated by law or contract to plug and abandon.


         2.24 NO MATERIAL MISSTATEMENTS OR OMISSIONS. Neither this Agreement nor any certificates or documents made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.


         2.25 MATERIAL CONTRACTS AND COMMITMENTS. (a) Except as set forth in Section 3.25 of the Sheridan Disclosure Letter, Sheridan and its Subsidiaries have no (i) employment or consulting contracts involving annual payments by Sheridan or its Subsidiaries in excess of $100,000 and not cancelable without liability on sixty days' notice or less; (ii) capital redemption or purchase agreements other than in connection with the Series A Preferred Stock; (iii) agreements providing for the indemnification of other parties for such parties' negligence or other fault (except for such obligations incurred in the ordinary course of business as an operator of oil and gas properties, including obligations under master service agreements, drilling contracts and similar agreements) or the sharing of the tax liability of other parties; (iv) collective bargaining agreements; (v) gas sales or purchase contracts, gas marketing agreements or transportation agreements under which Sheridan or its Subsidiaries is the seller, any of which contracts or agreements is for a term of greater than one year and provides for a fixed price; (vi) agreements for capital expenditures, the acquisition or commodities, equipment or material or the construction of fixed assets which requires aggregate future payments by Sheridan or its Subsidiaries in excess of $250,000; (vii) agreements for, or that contemplate, the sale of any interest in oil or gas leases which involves payment (including property received in exchange or other non-cash consideration) to Sheridan or its Subsidiaries in excess of $500,000; (viii) agreements which require future payments by Sheridan or its Subsidiaries in excess of $500,000 which is not otherwise specifically disclosed herein; (ix) agreements containing covenants limiting or restricting the freedom of Sheridan or its Subsidiaries to compete in any line of business or territory or with any person or entity; (x) area of mutual interest agreements binding Sheridan or its Subsidiaries, (xi) futures, hedge, swaps, collars, puts, calls, floors, caps, options or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons or (xii) indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or any related security agreements (other than relating to the Sheridan Senior Credit

Facility or the Indebtedness described in Section 3.7 of the Sheridan Disclosure Letter) (collectively, "Sheridan Material Contracts"). None of the Sheridan Material Contracts have been amended or modified except as set forth in Section 3.25 of the Sheridan Disclosure Letter or as would not have a Sheridan Material Adverse Effect;

         (b) All of the Sheridan Material Contracts are in full force and effect and constitute legal, valid and binding obligations of Sheridan or its Subsidiaries, as applicable, and, to the knowledge of Sheridan, the other parties thereto, enforceable in accordance with their respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and except where the failure to be in full force and effect would not have a Sheridan Material Adverse Effect. Neither Sheridan (or Sheridan's Subsidiaries, if applicable) nor, to the knowledge of Sheridan, any other party to any Sheridan Material Contract, is in default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of Sheridan (or Sheridan's Subsidiaries, if applicable) or, to the knowledge of Sheridan, any other party thereto, except for any such default, condition, event, or fact that, individually or in the aggregate, would not have a Sheridan Material Adverse Effect.

         Sheridan have provided counsel to GGP with a true and complete copy of each contract, agreement and instrument listed in Section 3.25 of the Sheridan Disclosure Letter or has otherwise made such documents available for GGP to review.

                                  ARTICLE III.


                     REPRESENTATIONS AND WARRANTIES OF GGP

         GGP represents and warrants to Sheridan as follows:

         3.1 EXISTENCE. GGP is a limited liability company duly formed and validly existing under the laws of the State of Texas. GGP has full power and authority to conduct its business as it is now being conducted and to own, operate and lease the GGP Properties. GGP is duly qualified to do business and is in good standing in each jurisdiction in which the GGP Properties are located, except where the failure to be so qualified would not have a GGP Material Adverse Effect.


         3.2 POWER AND AUTHORIZATION. GGP is duly authorized to execute, deliver and perform this Agreement and the Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All action on GGP's part requisite for the due execution, delivery, and performance of this Agreement and the other Operative Documents to which it is a party has been duly and effectively taken.


         3.3 BINDING OBLIGATIONS. This Agreement and the other Operative Documents to which it is a party, when executed and delivered, shall each constitute a legal, valid and binding obligation of GGP enforceable in accordance with its respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.


         3.4 NO VIOLATION. The execution and delivery of this Agreement or any of the other Operative Documents to which it is a party, the consummation of the transactions provided for herein and therein and contemplated hereby and thereby, and the fulfillment by GGP of the terms hereof and thereof, will not
(a) conflict with or result in a breach of any provision of the organizational document of GGP, (b) except for the consents described in Section 4.5 of the GGP Disclosure Letter, result in any default or in any material modification of the terms of any material contract, agreement, obligation, commitment applicable to GGP, (c) except as set forth in Section 4.5 of the GGP Disclosure Letter, require any consent or approval (which has not been obtained or waived) under any Permit or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or material instrument or material obligation to which GGP is a party or by which GGP may be bound with respect to the GGP Properties, or (d) violate any Governmental Requirement applicable to GGP with respect to the GGP Properties, except in the case of subparagraphs
(b), (c) and (d) above, where any such default, modification consent, approval or violation would not have a GGP Material Adverse Effect.


         3.5 CONSENTS AND PREFERENTIAL PURCHASE RIGHTS. Except as set forth in Section 4.5 of the GGP Disclosure Letter, all consents, approvals, qualifications, orders or authorizations of, or filings with, any Governmental Authority, and all consents or waivers of preferential purchase rights under any contracts, agreements, or instruments by which GGP is bound with respect to the GGP Properties, and required in connection with GGP's valid execution, delivery, or performance of this Agreement and the other Operative Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby has been obtained or made, except where the failure to have so obtained or made such consents, approvals, qualifications, orders, authorizations, filings or waivers, would not have a GGP Material Adverse Effect.


         3.6 LITIGATION. Except as disclosed in Section 4.6 of the GGP Disclosure Letter, there is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of GGP, threatened against GGP or any of the GGP Properties before any Governmental Authority (i) which challenges the validity of this Agreement or any of the Operative Documents to which it is a party, or (ii) which, if adversely determined, would have a GGP Material Adverse Effect.


         3.7 TITLE TO PROPERTIES AND ASSETS; LEASES. (a) Except (i) as set forth in Section 4.7 of the GGP Disclosure Letter, (ii) for the Participation Agreement and Farmout Agreement to be terminated pursuant to the GGP/JEDI I Partnership Termination Agreement, (iii) releases of non-productive acreage in accordance with terms of the applicable GGP Leases, (iv) liens and security interests in favor of JEDI, BBU and BBU II that will be released or (v) as would not have a GGP Material Adverse Effect, GGP has Good Title to all of the GGP Leases. Schedule III sets forth a true, correct and complete list of all office equipment owned by GGP and being transferred to Sheridan hereunder and all proprietary 3-D seismic data owned by GGP. All equipment owned by GGP and included in the GGP Properties which is necessary to the ownership and operation of the GGP Properties is in satisfactory condition and repair (ordinary wear and tear excepted), except where the failure to be in satisfactory condition and repair would not have a GGP Material Adverse Effect.

         (b) Except as set forth in Section 4.7 of the GGP Disclosure Letter, the producing oil and gas leases included in the GGP Properties in which GGP owns an interest (i) have been maintained by the operator thereof according to their terms and in compliance with all material agreements to which such oil and gas leases are subject, except where the failure to be so maintained or any noncompliance therewith would not have a GGP Material Adverse Effect, and (ii) are in full force and effect, except where the failure to be in full force and effect would not have a GGP Material Adverse Effect.

         (c) All royalties, overriding royalties, compensatory royalties and other payments due with respect to the GGP Leases has been properly and correctly paid by the operator of the GGP Leases, except where the failure to make such payment would not have a GGP Material Adverse Effect.


         3.8    COMPLIANCE WITH THE LAW.   Except with respect to environmental
matters (which are exclusively covered in Section 4.9), GGP (i) is not in violation of any Governmental Requirement with respect to the GGP Properties and (ii) has not failed to obtain any Permit necessary to the ownership of the GGP Properties, except where a violation or failure would not have a GGP Material Adverse Effect.


         3.9 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.9 of the GGP Disclosure Letter:

         (a) to the knowledge of GGP, the GGP Properties and the operations of GGP thereon are not in violation of any Environmental Laws or any order or requirement of any court or Governmental Authority to the extent pertaining to health or the environment, except where a violation would not have a GGP Material Adverse Effect, nor are there any conditions existing on such properties or resulting from its operations thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law, except for any condition that would not have a GGP Material Adverse Effect;

         (b) without limitation of Section 4.9(a) above, GGP is not subject to any pending or, to the knowledge of GGP, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law;

         (c) except as would not have a GGP Material Adverse Effect, to the knowledge of GGP all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by GGP under any Environmental Law with respect to GGP, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and GGP is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

         (d) except as would not have a GGP Material Adverse Effect, all hazardous substances or solid wastes generated by or as a result of its operations on the GGP Properties and requiring disposal have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under applicable Environmental Laws, and, to the knowledge of GGP, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

         (e) except as would not have a GGP Material Adverse Effect, to the knowledge of GGP there are no asbestos- containing materials on or in any GGP Property, and there are no storage tanks or similar containers exceeding 55 gallons in size on or under any such properties from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment;

         (f) without limiting the foregoing, to the knowledge of GGP there is (there will be) no material liability (accrued or contingent) to any non-governmental third party in tort or under common law in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum, petroleum products, and oil and gas exploration and production wastes into the environment as a result of operations conducted on the GGP Properties; and

         (g) Section 4.9 of the GGP Disclosure Letter also separately lists for GGP any and all Claims against or affecting it and relating to the release, discharge or emission of any hazardous substance, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment or to the noncompliance with any notices, permits, licenses, consent decrees or other authorization and the disposition of each such Claim. With respect to each such pending or prior matter, Section
4.9 of the GGP Disclosure Letter hereto lists the date of the Claim, the claimant or investigating agency, the nature and a brief description of the matter, the damages claimed or relief sought, and the status or outcome of the matter. Except as set forth on Section 4.9 of the GGP Disclosure Letter, GGP has not received any written notice that it is a potentially responsible party under any Environmental Laws.


         3.10 PURCHASE FOR INVESTMENT. GGP is acquiring the Shares and the Warrants for its own accounts and not with a view to the public resale of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. GGP acknowledges that the Shares and Warrants have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.


         3.11 FEES AND COMMISSIONS. Other than Weisser, Johnson & Co. Capital Corporation ("Weisser Johnson"), GGP has not retained any Intermediary in connection with the transactions contemplated by this Agreement and the Operative Documents.


         3.12   MATERIAL CONTRACTS AND COMMITMENTS.  (a) Except as set forth in
Section 4.12 of the GGP Disclosure Letter, GGP has no (i) agreements included in or encumbering the GGP

Properties providing for the indemnification of other parties for such parties' negligence or other fault (except for such obligations incurred in the ordinary course of business as an owner or operator of oil and gas properties, including obligations under master service agreements, drilling contracts and similar agreements) or the sharing of the tax liability of other parties; (ii) gas sales or purchase contracts, gas marketing agreements or transportation agreements included in or encumbering the GGP Properties, any of which contracts or agreements is for a term of greater than one year and provides for a fixed price; (iii) agreements for capital expenditures, the acquisition of commodities, equipment or material or the construction of fixed assets with respect to the GGP Properties which requires aggregate future payments by GGP in excess of $50,000; (iv) agreements included in or encumbering the GGP Properties or that contemplate, the sale of any interest in oil or gas leases included in the GGP Properties which involves payment (including property received in exchange or other non-cash consideration) to GGP in excess of $50,000; (v) agreements included in or encumbering the GGP Properties which require future payments by GGP in excess of $50,000 which is not otherwise specifically disclosed herein; (iv) area of mutual interest agreements binding the GGP Properties; and (vii) futures, hedge, swaps, collars, puts, calls, floors, caps, options or other contracts included in or encumbering the GGP Properties that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, that are not terminated at Closing (collectively, "GGP Material Contracts"). None of the GGP Material Contracts have been amended or modified except as set forth in
Section 4.12 of the GGP Disclosure Letter or as would not have a GGP Material Adverse Effect.

         (b) All of the GGP Material Contracts are in full force and effect and constitute legal, valid and binding obligations of GGP, as applicable, and, to the knowledge of GGP, the other parties thereto, enforceable in accordance with their respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and except where the failure to be in full force and effect would not have a GGP Material Adverse Effect. Neither GGP nor, to the knowledge of GGP or any other party to any GGP Material Contract is in default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of GGP or, to the knowledge of GGP, any other party thereto, except for any such default, condition, event or fact that, individually or in the aggregate, would not have a GGP Material Adverse Effect.

         GGP has provided counsel to Sheridan with a true and complete copy of each contract, agreement and instrument listed in Section 4.12 of the GGP Disclosure Letter or has otherwise made such documents available for Sheridan to review.


         3.13   PLUGGING AND ABANDONMENT OBLIGATIONS.  Except as set forth in
Section 4.13 of the GGP Disclosure Letter or as would not have a GGP Material Adverse Effect, there is no well located upon any GGP Lease that GGP is currently obligated by law or contract to plug and abandon.

                                  ARTICLE IV.

                                   COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         4.1 GENERAL. Each of the parties will use all reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).


         4.2 NOTICES AND CONSENTS. Each of Sheridan and GGP will give any notices to third parties, and will use all reasonable efforts to obtain all third party consents and waivers of preferential rights, that are required for the consummation of the transactions contemplated hereby by such a party (except for governmental consents customarily obtained after closing).

         4.3 OPERATION OF BUSINESS BY SHERIDAN. Sheridan covenants and agrees that, unless otherwise expressly contemplated by this Agreement or consented to in writing by GGP, (x) Sheridan will:


                 (a) operate its business only in the usual and ordinary course consistent with past practices;

                 (b) preserve its business and properties, including its present operations, leases, working conditions and relationships with lessors, licensors, suppliers, customers and employees;

                 (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

                (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

and (y) Sheridan will not:

                 (a) make any declaration for setting aside or payment of dividends or distributions in respect of shares of Common Stock or any redemption, purchase or other acquisition of any of its securities;

                 (b) make any capital expenditures, or commit to make any capital expenditures, other than in the ordinary course of business;

                 (c) except for borrowings under the Sheridan Senior Credit Facility or the incurrence of other obligations in the ordinary course of business (other than debt for borrowed money), incur any Indebtedness; and

                 (d) amend or modify its Charter or, without the written consent of GGP, the JEDI I Partnership/Sheridan Purchase Agreement.

         4.4 OPERATION OF GGP PROPERTIES BY GGP. GGP covenants and agrees that, unless otherwise expressly contemplated by this Agreement or consented to in writing by Sheridan, GGP will use its reasonable efforts to cause the operator of the GGP Properties to:


                 (a) operate the GGP Properties only in the usual and ordinary course consistent with past practices;

                 (b) preserve the GGP Properties, including its present operations, leases, working conditions and relationships with lessors, licensors, suppliers, customers and employees with respect to such properties;

                 (c) maintain and keep the GGP Properties in as good repair and condition as at present, ordinary wear and tear excepted;

                 (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

                 (e) submit to Sheridan for prior written approval, all requests for operating or capital expenditures to be incurred after the date hereof and all proposed contracts and agreements to be entered into by GGP after the date hereof, in each case relating to the GGP and that involve individual commitments of more than $5,000 and $10,000 in the aggregate; and

                 (f) obtain Sheridan's written approval prior to voting under any operating, joint venture, partnership or similar agreement.

Sheridan acknowledges that GGP owns an undivided interest in the GGP Properties, and Sheridan agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this
Section 5.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as GGP has voted its interest in a manner that complies with the provisions of this Section 5.4. To the extent that GGP is not the operator of any of the GGP Leases, the obligations of GGP in this
Section 5.4 shall be construed to require that GGP use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such leases to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

         4.5 FULL ACCESS. (a) Sheridan will permit representatives of GGP to have full access at reasonable times during normal business hours, in a manner that will not interfere with the normal business operations of Sheridan, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to Sheridan. GGP HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS SHERIDAN AND ITS OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, AGENTS AND ADVISORS FROM AND AGAINST

ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE ACCESS TO THE PROPERTY OF SHERIDAN PURSUANT TO THIS SECTION 5.5(a) AND ANY OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY GGP OR ANY OF ITS OFFICERS, EMPLOYEES, AGENTS OR ADVISORS, INCLUDING WITHOUT LIMITATION ANY CLAIMS RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF SHERIDAN OR ITS OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, AGENTS OR ADVISORS. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         (b) GGP will permit representatives of Sheridan to have full access at reasonable times during normal business hours, in a manner that will not interfere with the normal business operations of GGP, to all personnel, books, records (including tax records), contracts and documents of or pertaining to GGP Properties in GGP's possession. SHERIDAN HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS GGP AND ITS OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, AGENTS AND ADVISORS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE ACCESS TO THE PROPERTY OF GGP PURSUANT TO THIS SECTION 5.5(b) AND ANY OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY SHERIDAN OR ANY OF ITS OFFICERS, EMPLOYEES, AGENTS OR ADVISORS, INCLUDING WITHOUT LIMITATION ANY CLAIMS RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF GGP OR ITS OFFICERS, DIRECTORS, AFFILIATES, EMPLOYEES, AGENTS OR ADVISORS. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         (c) Except as required by law and except for information that is public, all information relating to the GGP Properties obtained by or on behalf of Sheridan in connection with its evaluation of the GGP Properties under
Section 5.5(b) shall be kept confidential and shall not be disclosed by Sheridan or any of Sheridan's employees, agents, representatives or advisors (collectively, "Sheridan Representatives") in any manner whatsoever, in whole or in part, unless and until the Closing occurs. Sheridan shall indemnify, defend and hold harmless GGP, its officers, partners, Affiliates, employees, agents and advisors from any Claims incurred as the result of the use of such information by Sheridan or the Sheridan Representatives in contravention of the terms of this Agreement or the breach by Sheridan or the Sheridan Representatives of the covenant contained in the preceding sentence.

         (d) Except as required by law and except for information that is public, all information relating to the Sheridan properties obtained by or on behalf of GGP in connection with this Agreement shall be kept confidential and shall not be disclosed by GGP or any of GGP's employees, agents, representatives or advisors (collectively, "GGP Representatives") in any manner whatsoever, in whole or in part, unless and until the Closing occurs. GGP shall indemnify, defend and hold harmless Sheridan, its officers, partners, Affiliates, employees, agents and advisors from any Claims incurred as the result of the use of such information by GGP or the GGP Representatives in contravention of the terms of this Agreement or the breach by GGP or the GGP Representatives of the covenant contained in the preceding sentence.

         4.6 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

                                   ARTICLE V.


                               CLOSING CONDITIONS

         5.1 CONDITIONS TO OBLIGATION OF GGP. The obligation of GGP to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:


                 (a)      the representations and warranties contained in
         Article III, to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be accurate in all material respects, as of the Closing Date as though such representations and warranties had been made at and as of that time;

                 (b) Sheridan shall have performed and complied with all of the covenants and agreements hereunder in all material respects through the Closing;

                 (c) no action suit, or proceeding shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

                 (d) Sheridan shall have delivered to GGP a certificate from an officer of Sheridan to the effect that each of the conditions specified above in Section 6.1(a)-(c) is satisfied in all respects;

                 (e) the conditions to the closing of the transactions contemplated by the JEDI I Partnership/Sheridan Purchase Agreement shall have been satisfied and such transaction shall have been consummated;

                 (f) the transaction contemplated by the GGP/JEDI I Termination Agreement shall have been consummated;

                 (g) the transaction contemplated by the Sharing Agreement shall have been consummated;

                 (h) JEDI shall have executed mortgage and deed of trust lien releases and UCC-3 termination statements releasing mortgage and deed of trust liens and security interests securing payment of debt owing under the JEDI Loan Agreement;

                 (i) BBU II shall have executed mortgage and deed of trust lien releases and UCC-3 termination statements releasing mortgage and deed of trust liens and security interests securing payment of debt owing under the BBU II/GGP Loan Agreement and under the BBU II/AmPac Loan Agreement;

                 (j) the transaction contemplated by the GGP JEDI I Partnership Termination Agreement shall have been consummated;

                 (k) the Lehto Guaranty Agreement shall have been terminated and released pursuant to the GGP/JEDI Termination Agreement.

                 (l) The transaction anticipated by the BBU II/GGP Termination Agreement shall have been consummated;

                 (m) the transaction contemplated by the BBU/AmPac Termination Agreement shall have been consummated;

                 (n) JEDI I Partnership shall have executed and delivered to Sheridan the Registration Rights Agreement in connection with the consummation of the transactions under the JEDI I Partnership/Sheridan Purchase Agreement; and

                 (o) GGP shall have received an opinion of Winstead Sechrest & Minick P.C., dated as of the Closing Date, that addresses the matters set forth in Sections 3.1, 3.2, 3.3, 3.13, 3.14, the first sentence in 3.16 and 3.20 hereof, including such exceptions and assumptions as are customary in such opinions, in form and substance reasonably acceptable to GGP.

         5.2 CONDITIONS TO OBLIGATION OF SHERIDAN. The obligation of Sheridan to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

                 (a)      the representations and warranties contained in
         Article IV, to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be accurate in all material respects, as of the Closing Date as though such representations and warranties had been made at and as of that time;

                 (b) GGP shall have performed and complied with all of the covenants and agreements hereunder in all material respects through the Closing;

                 (c) no action, suit, or proceeding shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

                 (d) GGP shall have delivered to Sheridan a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

                 (e) the conditions to the closing of the transactions contemplated by the JEDI I Partnership/Sheridan Purchase Agreement shall have been satisfied and such transaction shall have been consummated; and

                 (f) Sheridan shall have received an opinion of (i) Hutcheson & Grundy, L.L.P., addressing the matters set forth in
         Section 4.1, 4.2, and 4.3, in each case, dated as of the Closing Date and including such exceptions and assumptions as are customary in such opinions, in form and substance reasonably acceptable to Sheridan.


                                  ARTICLE VI.


                                OTHER PROVISIONS

         6.1 FEES AND COMMISSIONS. Sheridan agrees to pay, and to indemnify and hold harmless GGP from and against liability for, any compensation to any finder, broker, agent, financial advisor (other than Weisser, Johnson), or other intermediary (collectively, an "Intermediary") that it has retained in connection with the transactions contemplated by this Agreement , and the fees and expenses of defending against such liability or alleged liability. Each party shall be responsible for all expenses, including due diligence expenses, incurred by it in connection with the consummation of the transactions contemplated by this Agreement.


         6.2 NO RESTRICTIONS ON AFFILIATES. As long as GGP or any of its Affiliates hold any shares of Common Stock, neither Sheridan nor any of its Subsidiaries will enter into any agreement that would purport to impose restrictions or limitations on the business, operations or assets of GGP or its Affiliates.


         6.3 CERTAIN PUBLIC UTILITY MATTERS. Except as contemplated herein, Sheridan will not take any action that would be inconsistent with the representations contained in Sections 3.14 and 3.15 hereof so long as the GGP or its Affiliates holds any shares of Common Stock. For purposes of this
Section 7.3, the term "Affiliate" when used to refer to Affiliates of GGP, shall exclude Sheridan and its Subsidiaries.


         6.4 BUSINESS OPPORTUNITY MATTERS. (a) Sheridan and GGP acknowledge and agree that neither GGP nor any of its Affiliates shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, the relationship that exists between GGP and Sheridan or otherwise, from engaging in any type of business activity or owning an interest in any type of business entity, regardless of whether such business activity is (or such business entity engages in businesses that are) in direct or indirect competition with the businesses or activities of Sheridan or any of its Affiliates. Without limiting the foregoing, GGP and Sheridan acknowledge and agree that (i) neither Sheridan nor its Affiliates nor any other Person shall have any rights, by virtue of this Agreement, the relationship that exists between GGP and Sheridan or otherwise, in any business venture or business opportunity of GGP or any of its Affiliates, and neither GGP nor its Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to Sheridan, any Affiliate of Sheridan or any other Person, or otherwise account to any of such Persons in respect of any such business ventures, (ii) the activities of GGP or any of its Affiliates that are in direct or indirect competition with the activities of Sheridan or any of its Affiliates are hereby approved by Sheridan, and (iii) it shall be deemed not to be a breach of any fiduciary or other duties, if any and whether express or implied, that may be owed by GGP or its Affiliates to Sheridan or its Affiliates for GGP to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of Sheridan, its Affiliates or any other Person.

         (b) Neither Sheridan or its Affiliates shall enter into any "area of mutual interest" agreement of similar agreement that could or would have the effect of binding GGP or any of its Affiliates or their respective properties.

         (c) Except for duties and obligations owed by Sheridan to GGP or any of its Affiliates pursuant to this Agreement, any of the Operative Documents to which GGP or any of its Affiliates is a party, or any other existing or prospective contract or agreement between Sheridan and GGP or any of its Affiliates, nothing in the relationship between Sheridan and GGP and its Affiliates created by this Agreement shall be deemed to create any duty or obligation of Sheridan to offer any interest in any business venture or business opportunity to GGP or its Affiliates.


         6.5 INDEMNIFICATION. Subject to Sheridan's rights hereunder with respect to a Claim under the indemnity of GGP set forth in Section 7.5(c) hereof, as of the Closing, Sheridan hereby assumes (i) all obligations to properly plug and abandon all wells and remove all related equipment now located on the GGP Properties or hereafter placed on the GGP Properties by Sheridan, its successors and assigns, and cleanup and restore the lands related to such GGP Properties, and (ii) all other liabilities (other than the Existing Lawsuit) attributable to the GGP Properties, including liabilities arising from, attributable to, or alleged to be arising from or attributable to, personal injury or property damage and any violation of, or the failure to perform any obligation imposed by, any Environmental Laws (in each case the assumption by Sheridan is made regardless of whether any such obligation or liability is attributable to events or periods of time prior to or after the Effective Date) (such assumed obligations and liabilities being hereinafter collectively referred to as the "Assumed Obligations").

         (b) Sheridan agrees to indemnify, release, defend, and hold harmless GGP, its partners, and Affiliates, and their respective officers, directors, employees and agents from, against, and in respect of any and all claims, demands, losses, reasonable costs and expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively, "Claims"), that GGP shall incur or suffer, which arise, result from, or relate to (i) any breach of, or failure by Sheridan or any of its Subsidiaries to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Sheridan or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, or (ii) the Assumed Obligations.

         (c) GGP agrees to indemnify, release, defend, and hold harmless Sheridan and its Subsidiaries and their respective officers, directors, employees and agents from, against, and in respect of any and all Claims, that Sheridan shall incur or suffer, which arise, result from, or relate to (i) other than with respect to its covenant under Section 7.5(c)(iii) hereof, any breach of, or failure by GGP to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by GGP in connection with the transactions contemplated by this Agreement, (ii) the Existing Lawsuit, (iii) the operation or ownership of the GGP Properties prior to the Effective Date or (iv) the continued sponsorship by GGP of any group health plan maintained by GGP and its affiliates with respect to its former or existing employees subject to the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") and any and all COBRA Claims with respect to any "qualifying event" (as defined therein) that occurs before or on the Closing Date.

         (d) WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION AND EXCULPATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED OR RELEASED PARTY SHALL BE ENTITLED TO INDEMNIFICATION OR EXCULPATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED OR RELEASED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         (e) With respect to the representations, warranties, covenants and agreements that survive the Closing pursuant to Section 7.6, in no event shall any amounts be recovered from the indemnifying party under this Section 7.5 or otherwise for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the claim ("Claim Notice") is not delivered to the indemnifying party prior to the time provided in Section 7.6; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 7.5(e) until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution. The indemnifications provided by Sections 7.5(b) and 7.5(c) of this Agreement are expressly subject to the following: in case any legal proceeding or claim, including any investigatory proceeding, is brought or made against a party (the "Indemnified Party") in a matter for which indemnification may be provided under Sections 7.5(b) and 7.5(c), the Indemnified Party shall within 20 business days notify the other party (the "Indemnifying Party") with the delivery of the Claim Notice. The Indemnifying Party shall have the right to control and assume the defense of any such legal proceeding or claim, including the employment of counsel satisfactory to the Indemnifying Party. If the Indemnifying Party controls and assumes the defense of any proceeding or claim, the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the representation of both parties by the same counsel would be inappropriate due to any actual or potential conflicts of interest as determined by counsel to the Indemnifying Party. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any one time for the Indemnified Party in connection with any one legal proceeding or claim or substantially similar related proceedings and claims. The indemnification obligations of this Section 7.5 shall not apply to any settlements effected without the consent of the Indemnifying Party. The indemnification obligations of this

Section 7.5 shall not be deemed to create any rights of subrogation or other rights in any insurer or third party.

         (f) Except for the parties' rights pursuant to the Registration Rights Agreement, the Warrant Agreement and the Assignment, each of the parties hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all Claims relating to this Agreement or the transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Agreement, and, in furtherance of the forgoing, each party hereby waives, to the fullest extent permitted under any applicable law, any and all other rights, claims and causes of action it may have against the other party with respect to this Agreement or the transactions contemplated hereby.

         (g) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN CONNECTION WITH ANY CLAIM MADE BY A PARTY AGAINST ANOTHER PARTY HEREUNDER, THE CLAIMING PARTY SHALL NOT BE ENTITLED TO RECOVER ANY PUNITIVE, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY EXEMPLARY DAMAGES, TREBLE DAMAGES, PENALTIES, OR LOSS OF PROFITS OR INCOME), WHETHER BASED ON STATUTE, IN TORT, CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW OR OTHERWISE, AND WHETHER OR NOT ARISING FROM A PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, THE PARTIES HERETO HEREBY WAIVING THEIR RIGHT, IF ANY, TO RECOVER SUCH DAMAGES IN CONNECTION WITH ANY CLAIMS HEREUNDER.

         (h) Notwithstanding anything herein to the contrary and, except for the matters set forth in Section 7.5(c)(ii) and (c)(iv), (i) neither Sheridan nor GGP shall be required to indemnify the other party hereto (or such party's related indemnified parties) unless the total amount of all payments required to be made by such party pursuant to the indemnification provisions hereof exceeds, in the aggregate, $100,000, in which event the party required to indemnify the other party shall be liable under such indemnification provisions for the entire amount and not merely the excess over $100,000, and
(ii) neither Sheridan nor GGP shall be required to indemnify the other party hereto (or such party's related indemnified parties) under this Agreement in any amount exceeding in the aggregate $2,750,000.

         (i) Notwithstanding anything herein to the contrary, GGP shall not be obligated to indemnify Sheridan (or such party's related indemnified parties) pursuant to the provisions of Section 7.5(c)(iii) unless (i) the Claim by Sheridan for indemnification under Section 7.5(c)(iii) is made as a result of a Claim brought against Sheridan by a Person that is not an Affiliate of Sheridan or (ii) the Claim by Sheridan for indemnification under Section 7.5(c)(iii) is made on account of the GGP Properties being in violation of a Governmental Requirement.


         6.6 SURVIVAL OF TERMS; FAILURE TO CLOSE. All representations, warranties, indemnities, and covenants contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of Sheridan and GGP; provided, however, that any Claim with respect to the breach thereof may be made only if the party claiming such breach shall have delivered a Claim Notice to the responsible party hereunder (a) in the case of the representations, warranties and covenants of Sheridan contained in Sections 2.3 and 2.4 and Articles 3 and 5 and of GGP contained in Sections 2.3 and 2.4 and Articles 4 and 5, on or before first anniversary of the Closing Date, (b) in the case of the covenant of GGP contained in Section 7.5(c)(iii), on or before the third anniversary of the Closing Date and (c) at any time, in the case of all other provisions. Notwithstanding anything herein to the contrary, in the event the Closing has not occurred on or before January 15, 1998, because one or more conditions set forth in Section 6.1 has not been satisfied Sheridan or GGP may terminate its obligations under this Agreement by written notice to Sheridan; provided, however, that the provisions of Sections 7.1 and 7.6 shall survive any such termination.


         6.7    DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES.   The express
representations and warranties of the parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. SHERIDAN ACKNOWLEDGES THAT GGP HAS NOT MADE, AND GGP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND SHERIDAN HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE GGP PROPERTIES, AND (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OR ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO SHERIDAN BY OR ON BEHALF OF GGP. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, GGP EXPRESSLY DISCLAIMS AND NEGATES, AND SHERIDAN HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE GGP PROPERTIES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,
(IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY SHERIDAN FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE DATE OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH SHERIDAN AND GGP THAT THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE GGP PROPERTIES ARE HEREBY CONVEYED TO SHERIDAN IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT SHERIDAN HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SHERIDAN DEEMS APPROPRIATE. GGP AND SHERIDAN AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.


         6.8 TRANSFER TAXES AND RECORDING FEES. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this

Agreement and all costs of recording the Assignment shall be the responsibility of, and shall be paid by Sheridan.


         6.9 ACTIONS BY SHERIDAN. Notwithstanding anything herein to the contrary, GGP shall not be liable for, or in breach of its representations or covenants hereunder on account of, any actions taken by Sheridan on or with respect to the GGP Properties prior to the Closing Date.


                                  ARTICLE VII.


                                 MISCELLANEOUS

         7.1 AMENDMENTS; WAIVERS. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Sheridan or GGP therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance or for the specific purpose for which given.


         7.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors of the parties hereto, whether so expressed or not and the permitted assigns of the parties hereto including, without limitation and without need of any express assignment. This Agreement and the rights and obligations of Sheridan shall not be assigned without the prior written consent of GGP. GGP may not assign or transfer any or all of its rights and obligations under this Agreement without the consent of Sheridan except following the Closing, to an Affiliate or to JEDI.


         7.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement unless the consummation of the transaction contemplated hereby is materially and adversely affected thereby.


         7.4 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.


         7.5 GOVERNING LAW. Each of the parties hereto hereby consents and agrees that this Agreement shall be deemed a contract and instrument made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of law.


         7.6 ENTIRE AGREEMENT. This Agreement, the Operative Documents and the disclosure letters delivered by the parties hereto constitutes the entire agreement between Sheridan and GGP concerning the matters referred to herein and therein, and, supersede all prior agreements and understandings among Sheridan and GGP relating to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties.


         7.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.


         7.8 FURTHER COOPERATION. At any time and from time to time, and at its own expense, each party shall promptly execute and deliver all such documents and instruments, and do all such acts and things, as the other party may reasonably request in order to further effect the purposes of this Agreement.


         7.9 NOTICES. All notices, requests, and other communications to any party hereunder shall be in writing (including telecopy) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify by notice to the other parties.


         7.10 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in exercising any right or remedy under this Agreement and no course of dealing among the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. No notice to or demand on any party hereto not otherwise required by this Agreement shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of such party to any other or further action in any circumstances without notice or demand.


         7.11 EXHIBITS; SCHEDULES; AMENDMENT OF DISCLOSURE LETTER. (a) The exhibits attached to this Agreement and the Sheridan Disclosure Letter and the GGP Disclosure Letter are incorporated herein and shall be considered to be a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits or schedules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (b) Each of Sheridan and GGP may, from time to time, prior to the Closing, by written notice to the other party, supplement or amend such party's disclosure letter to correct any matter that would constitute a breach of any representation or warranty of such party herein contained; provided, however, except as provided in the following sentence, no such supplement or amendment will affect the rights or obligations of the parties to this Agreement (including without limitation hereof) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of such disclosure letter will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of not having made such supplement or amendment.


         7.12 DISPUTE RESOLUTION. (a) Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby (a "Dispute") shall be submitted to non-binding mediation upon the request of Sheridan or GGP on the following terms. Upon the request of either party, a neutral mediator acceptable to both parties (the "Mediator") shall be appointed within fifteen (15) days. The Mediator shall attempt, through negotiations in any manner deemed reasonably appropriate by the Mediator, in which the parties shall participate, to resolve the Dispute. The Mediator shall be compensated at a rate agreeable to Sheridan, GGP and the Mediator, and each of Sheridan and GGP shall pay one-half of such compensation and other expenses of the mediation.

         (b) In the event that the Dispute has not been resolved within 30 days after the appointment of the Mediator, the Dispute shall be resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 8.12, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. If, within 10 days after notice, a party fails to select an arbitrator, that party's arbitrator shall be selected by the AAA pursuant to Rule 14 of the Commercial Arbitration Rules. If the third arbitrator is not selected within thirty (30) days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally unless otherwise awarded by the arbitrators.

         (c) Nothing in this Section 8.12 shall limit or delay the right of GGP to exercise the remedies available to it under the Warrant Agreement or the Registration Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.


                                        SHERIDAN ENERGY, INC.


                                        By: /s/ B. A. BERILGEN
                                            -----------------------------------
                                                B. A. Berilgen, President


                                        Address for Notice:

                                        1000 Louisiana, Suite 800
                                        Houston, Texas  77002
                                        Attention: B.A. Berilgen
                                        Telecopy:
                                                 -----------------------------




                                        GRAND GULF PRODUCTION, L.L.C.
                                        a Texas limited liability company


                                        By: /s/ DONALD K. LEHTO
                                           -----------------------------------
                                        Name:   Donald L. Lehto
                                             ---------------------------------
                                        Title:  C.E.O.
                                              --------------------------------


                                        Address for Notice:

                                        Grand Gulf Production, L.L.C.
                                        Attn:  Donald K. Lehto
                                        1111 Fannin, Suite 1465
                                        Houston, Texas  77002
                                        Phone: 713/651-0141
                                        Fax:   713/652-5131

                                   EXHIBIT A

                                FORM OF WARRANT





                                   EXHIBIT A

                                   EXHIBIT B

                      FORM OF ASSIGNMENT AND BILL OF SALE





                                   EXHIBIT B
                                     Page 1